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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                 SCHEDULE 14D-1

                   TENDER OFFER STATEMENT PURSUANT TO SECTION
                14(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)

                                      AND

                                  SCHEDULE 13D

                            STATEMENT UNDER SECTION
                  13(D) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)


                               ----------------

                        VITALINK PHARMACY SERVICES, INC.
                           (NAME OF SUBJECT COMPANY)

                               ----------------

                                MANOR CARE, INC.
                                    (BIDDER)

                               ----------------

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                               ----------------

                                   92846E10 4
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               ----------------

                              JAMES H. REMPE, ESQ.
               SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                                MANOR CARE, INC.
                             11555 DARNESTOWN ROAD
                          GAITHERSBURG, MARYLAND 20878
                                 (301) 979-4000

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                      COMMUNICATIONS ON BEHALF OF BIDDER)

                                    COPY TO:
                             W. LESLIE DUFFY, ESQ.
                            CAHILL GORDON & REINDEL
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 701-3000

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                               Page 1 of 4 Pages

                         Exhibit Index begins on Page 4
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  This Amendment No. 3 amends and supplements the Tender Offer Statement on
Schedule 14D-1 originally filed with the Securities and Exchange Commission on April 24, 1997 (as heretofore amended, the "Schedule 14D-1"), by Manor Care, Inc., a Delaware corporation (the "Purchaser"), relating to the offer disclosed therein to purchase up to 1,500,000 shares of common stock, par value $.01 per share, of Vitalink Pharmacy Services, Inc., a Delaware corporation.

ITEM 10. ADDITIONAL INFORMATION.

  The information contained in the Purchaser's press release issued on May 22, 1997, a copy of which is filed as Exhibit (a)(13) to this Amendment No. 3 to the Schedule 14D-1, is incorporated herein by reference.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

  Item 11 is hereby amended and supplemented by adding thereto the following:

   (a)(13) --Text of press release issued by the Purchaser on May 22, 1997.


                               Page 2 of 4 Pages
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                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Manor Care, Inc.

                                                    /s/ James H. Rempe
                                          By: _________________________________
                                            Name: James H. Rempe
                                            Title:Senior Vice President,
                                                  General Counsel and
                                                  Secretary

Dated: May 22, 1997

                               Page 3 of 4 Pages
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                                 EXHIBIT INDEX

 EXHIBIT
   NO.   DESCRIPTION
 ------- -----------
 (a)(13) --Text of press release issued by the Purchaser on May 22, 1997.


                               Page 4 of 4 Pages